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                                                                   EXHIBIT 99.1





FOR IMMEDIATE RELEASE

Contact:  NeoTherapeutics, Inc.                        Ruder Finn, Inc.
          Carol M. Hess, Investor Relations            Robert D. Ferris
          Tel: (949) 788-6700                          Tel: (212) 715-1573
          Fax: (949) 788-6706                          Fax: (212) 715-1660


                NEOTROFIN-TM- REPORTED TO STIMULATE NERVE REGENERATION


IRVINE, Calif., May 21, 1998 -- NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced today that researchers from North Carolina and Canada reported that the Company's lead product candidate, AIT-082 (NEOTROFIN-TM-), has been shown to stimulate nerve regeneration in tissue culture and in animals.

At the 6th International Symposium on Adenosine and Adenine Nucleotides, held in Ferrara, Italy, Dr. Bernhard H.J. Juurlink of the Department of Anatomy and Cell Biology at the University of Saskatchewan, Saskatoon, Saskatchewan, Canada, reported that treatment of hippocampal neurons with AIT-082 caused nerve outgrowth and enhanced branching of the nerve processes. Hippocampal neurons have been reported to be involved in memory function.

"AIT-082 is potentially therapeutic in a number of neurodegenerative disorders. We have demonstrated in hippocampal neurons grown in culture that AIT-082 not only promotes neurite formation in developing hippocampal neurons, but it prevents much of the neurite degeneration following exposure to excessive amounts of the neurotransmitter glutamate. Glutamate excitotoxicity is implicated in a number of neurodegenerative diseases," Dr. Juurlink stated.

Dr. Julio J. Ramirez, the R. Stuart Dickson Professor of Psychology, Davidson College, Davidson, North Carolina, demonstrated in animals that after destruction of a discreet area of the brain involved in memory, treatment with AIT-082 caused re-growth of neurons into the damaged area. These effects were seen after only four days of treatment with AIT-082.

"Since the reorganization of brain circuitry has been shown to contribute to recovery of memory function after injury or degeneration in areas crucial to learning and memory," Dr. Ramirez stated, "the possibility that AIT-082 might enhance this reorganization opens up marvelous opportunities to promote recovery of function in injured and diseased brains."

                                      -- more --


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NEOTROFIN-TM- Reported to Stimulate Nerve Regeneration
May 21, 1998
Page 2


NeoTherapeutics is engaged in the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurodegenerative diseases such as Alzheimer's disease, spinal cord injury, Parkinson's disease and stroke, as well as other neurological conditions such as migraine. NeoTherapeutics' products are orally administered and based upon patented technologies. AIT-082 (NEOTROFIN-TM-) is currently in human clinical trials for the treatment of Alzheimer's disease. For additional company information, visit the NeoTherapeutics website at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the potential need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

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